Exhibit 99.1

3033 Campus Drive	Tel 800-918-8270
Suite E490	Fax 763-577-2986
Plymouth, MN 55441
www.mosaicco.com

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC REPORTS STRONG FISCAL 2007 FOURTH QUARTER RESULTS

HIGHLIGHTS

•	Mosaic reported net earnings of $202.6 million, or $0.46 per diluted share (“per share”), for the fourth quarter ended May 31, 2007.

•	The average fourth quarter diammonium phosphates (DAP) price was $338 per tonne, a 37% increase compared with the third quarter of fiscal 2007.

•	Sales volume for the Potash business was 2.6 million tonnes during the fourth quarter, a 49% increase compared to a year ago.

•	Mosaic generated strong cash flow during the quarter and repaid $280 million of long-term debt plus an additional $176 million in the first quarter of fiscal 2008.

•	Fourth quarter results included a non-cash foreign currency transaction loss of $53.5 million.

•	Price realizations for phosphates and potash have strengthened further in the first quarter of fiscal 2008 and the Company anticipates strong results for the year.

PLYMOUTH, MN, July 30, 2007 – The Mosaic Company (NYSE: MOS) announced today net earnings of $202.6 million, or $0.46 per share, for the quarter ended May 31, 2007. These results compare with a reported net loss of $180.9 million, or $0.48 per share, for the same period a year ago, which included a restructuring charge of $285.6 million after tax, or $0.75 per share, in the Phosphates’ business segment. Net earnings for Mosaic’s fiscal year ended, May 31, 2007, were $419.7 million, or $0.95 per share, compared with a net loss of $121.4 million, or $0.35 per share, in fiscal 2006.

Net sales in the fourth quarter of fiscal 2007 were $1.68 billion, an increase of 27% compared with the same period a year ago.

Mosaic’s gross margin for the fiscal 2007 fourth quarter was $456.2 million, or 27.1% of net sales, compared with $166.2 million, or 12.5% of net sales a year ago. Fourth quarter operating earnings were $359.8 million, compared with a loss of $185.0 million for the year ago period. The increases in gross margin and operating earnings were primarily the result of higher selling prices for phosphates and potash and an increase in volumes in the Potash business. Operating earnings were unfavorably affected in fiscal 2006 by the Phosphates business restructuring charge. Unrealized mark-to-market derivative gains were $25.2 million in the fourth quarter, compared with mark-to-market derivative gains of $11.2 million a year ago.

“Our leadership in the Phosphates and Potash businesses positions us to capitalize on dynamic agricultural market conditions, resulting in dramatically improved earnings,” said Jim

Prokopanko, President and Chief Executive Officer of Mosaic. “Our businesses are generating strong cash flow, and we’ve repaid over $450 million of long-term debt since the beginning of the fourth quarter, a significant step towards our goal of achieving investment grade credit ratings,” Prokopanko added.

Potash

The Potash business’ total sales volume of 2.6 million tonnes during the fourth quarter was 49% higher than last year’s fourth quarter volumes. The large increase in volume is the result of strong global demand this year compared to an unusually weak market a year ago when contracts with China and India were delayed. The average potash selling price, FOB plant, increased to $146 per tonne in the fourth quarter, up $5 compared to the third quarter of fiscal 2007.

Net sales in the Potash business totaled $494.0 million for the fourth quarter, an increase of 50% compared with a year ago. The Potash business segment’s gross margin increased to $174.8 million in the fourth quarter, or 35.4% of net sales, compared with $100.1 million a year ago, or 30.5% of net sales. Operating earnings were $162.2 million during the fourth quarter, an increase of 94% compared to the same period last year. Gross margin and operating earnings increased as a result of higher volumes and selling prices as well as lower costs due to the impact of operating potash mines at higher production levels. These were partially offset by expenses of approximately $13 million to contain the saturated brine inflow at Mosaic’s Esterhazy, Saskatchewan potash mine. The inflow at Esterhazy remains under control, at historic levels. The Potash business had unrealized mark-to-market derivative gains of $19.0 million during the fourth quarter included in the cost of goods sold, compared to a gain of $15.2 million a year ago.

Phosphates

The Phosphates business’ fertilizer and feed shipments were 2.2 million tonnes for the fourth quarter, down 17% compared to year ago levels. This reduced volume is primarily due to Mosaic’s indefinite closure of two high-cost plants in fiscal 2006. The average fourth quarter diammonium phosphates (DAP) price, FOB plant, was $338 per tonne, a 37% increase compared with the third quarter of fiscal 2007.

The Phosphates business’ net sales were $959.7 million for the fourth quarter, a 19% increase compared to a year ago. The sales increase resulted from higher selling prices partially offset by lower sales volume. The fourth quarter gross margin was $266.9 million, or 27.8% of net sales, compared with $39.9 million, or 5% of net sales, for the same period a year ago. Operating earnings were $234.3 million compared with a loss of $271.1 million for the same period a year ago, which included a pre-tax restructuring charge of $287.6 million. The improvement in gross margin was mainly due to higher selling prices. Gross margins improved as a result of lower mining and conversion costs, as well as lower sulfur costs partially offset by higher ammonia costs. The Phosphates business had unrealized mark-to-market derivative gains of $1.1 million for the fourth quarter of fiscal 2007, compared to losses of $4.0 million for the fourth quarter of fiscal 2006.

Offshore

The Offshore business segment’s net sales were $308.9 million during the fourth quarter, an increase of 30% compared to the same period a year ago, mainly due to an increase in sales volumes and selling prices in Brazil. For the fourth quarter, gross margin increased to $30.3 million, or 9.8% of net sales, compared to $15.7 million, or 6.6% of net sales, for the same period in fiscal 2006.

Nitrogen

Mosaic’s Nitrogen business segment’s fourth quarter gross margin was $1.0 million compared to $6.4 million during the same period a year ago.

Other

Selling, general, and administrative (SG&A) expenses were $95.9 million in the fourth quarter, compared to $54.6 million for the same period a year ago. This increase was mainly associated with higher incentive and stock-based compensation expenses and implementation and related costs for the Company’s enterprise resource planning system. In addition, last year’s fourth quarter SG&A expense was reduced by a Brazilian tax credit of $14.0 million.

Non-cash foreign currency transaction losses were $53.5 million for the fourth quarter compared with losses of $34.1 million for the same period a year ago. This non-cash charge was mainly the effect of a stronger Canadian dollar on significant U.S. dollar-denominated intercompany receivables held by Mosaic’s Canadian affiliates.

Mosaic’s fourth quarter effective tax rate was 31.3%.

Total equity earnings in non-consolidated subsidiaries were $16.5 million for the quarter, compared with $19.4 million for the same period a year ago. These results included Mosaic’s equity earnings in Saskferco Products Inc., which were $11.1 million for the fourth quarter compared with $10.7 million a year ago. Mosaic’s equity earnings in Fosfertil S.A. were $4.1 million for the fourth quarter compared to $3.3 million for the same period last year.

Mosaic ended the fourth quarter with $420.6 million in cash and cash equivalents. Cash flow from operations was $268 million in the fourth quarter, up $65 million from a year ago. Mosaic’s total debt at the end of May 2007 was $2.4 billion, resulting in a debt-to-capital ratio of 36.4%. To date, Mosaic has repaid $176 million of debt in the first quarter of fiscal 2008 in addition to the $280 million repaid in the fourth quarter of fiscal 2007.

Fiscal 2007

For the fiscal year ended May 31, 2007, net sales were $5.8 billion, an increase of 9% compared with last year. Fiscal 2007 operating earnings were $616.3 million compared with $101.9 million a year ago. Fiscal 2006 operating earnings included the Phosphates business pre-tax restructuring charge of $287.6 million. Fiscal 2007 net earnings were $419.7 million, or $0.95 per share, compared with a loss of $121.4 million, or $0.35 per share, for fiscal 2006. In fiscal 2007, unrealized non-cash mark-to-market derivative gains of $25.2 million were recognized compared with $11.2 million last year. Fiscal 2007 SG&A expenses were $309.8 million compared with $241.3 million in fiscal 2006. The Company’s foreign currency transaction loss was $8.6 million in fiscal 2007, compared to a loss of $100.6 million a year ago. The Company’s equity in net earnings of non-consolidated companies was $41.3 million in fiscal 2007 compared with $48.4 million in fiscal 2006.

Observations and Outlook

The phosphate and potash markets continue to exhibit strong fundamentals. Global demand growth of 3% to 4% over the next year is expected to exceed increases in capacity, resulting in continuing tight market balances. North American phosphate and potash sales remain robust. Export demand also remains high with Canpotex Limited exporting potash at or near record monthly levels and PhosChem recently entering into a contract to sell 1.1 million tonnes of DAP to India during fiscal 2008.

Mosaic’s realized DAP price, FOB plant, approached $400 per tonne toward the end of the fourth quarter, a level which is anticipated to last through the first quarter. Potash prices have also increased in both North America and internationally. Mosaic’s first quarter average potash price, FOB plant, is expected to increase by about $10 per tonne compared with the fourth quarter average of $146 per tonne.

“The outlook for the crop nutrient markets is excellent as strong global agricultural fundamentals continue to drive demand growth,” said Jim Prokopanko. “Mosaic operated near our capacity in the fourth quarter with high production rates resulting in lower operating costs. We will continue to focus on operating performance, including a continued emphasis on lowering costs. This along with the benefit of higher price realizations should result in strong earnings and robust cash flow for fiscal 2008. I’m pleased with the $450 million in debt repayments to date, and we expect to repay additional debt during fiscal 2008 if these strong markets continue,” Prokopanko added.

Sales volumes for the Phosphates business are anticipated to range from 8.6 to 9.1 million tonnes during fiscal 2008. Potash sales volumes for fiscal 2008 are anticipated to increase to 8.5 to 9.0 million tonnes.

Mosaic anticipates capital spending ranging between $360 and $400 million during fiscal 2008 compared with $292.1 million in fiscal 2007. The increase in capital spending will be focused on high-return opportunities, including increasing Potash capacity and reducing Phosphates costs.

Form 10-K Filing with SEC

Mosaic filed a Form 12b-25 today notifying the SEC that it plans to file the Company’s 10-K next week, which is beyond the normal 60 day due date, but within the 15-day additional period permitted by SEC rules.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphates and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, July 31, 2007 at 11:00 am EDT to discuss fourth quarter earnings results. The conference call-in number is 888-713-4209 and passcode is 10228502. A webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates;

international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; management’s estimates of the current volumes of brine inflows at the Company’s Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, the possibility that the rate of the brine inflows could materially increase, management’s expectations regarding the potential efficacy of remedial measures to control the brine inflows, and the level of capital and operating expenditures necessary to control the inflows, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Consolidated Statements of Operations

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended May 31		Year ended May 31
	2007	2006	2007	2006
Net sales	$1,684.4	$1,331.5	$5,773.7	$5,305.8
Cost of goods sold	1,228.2	1,165.3	4,847.6	4,668.4

Gross margin	456.2	166.2	926.1	637.4

Selling, general and administrative expenses	95.9	54.6	309.8	241.3
Restructuring and other charges	(1.7)	287.6	(2.1)	287.6
Other operating expenses	2.2	9.0	2.1	6.6

Operating earnings (loss)	359.8	(185.0)	616.3	101.9

Interest expense, net	30.1	38.2	149.6	153.2
Foreign currency transaction loss	53.5	34.1	8.6	100.6
Gain on extinguishment of debt	(0.7)	—	(34.6)	—
Other (income) expenses	4.5	4.2	(13.0)	8.2

Earnings (loss) from consolidated companies before income taxes	272.4	(261.5)	505.7	(160.1)
Provision (benefit) for income taxes	85.3	(61.2)	123.4	5.3

Earnings (loss) from consolidated companies	187.1	(200.3)	382.3	(165.4)
Equity in net earnings of nonconsolidated companies	16.5	19.4	41.3	48.4
Minority interests in net earnings of consolidated companies	(1.0)	—	(3.9)	(4.4)

Net earnings (loss)	$202.6	$(180.9)	$419.7	$(121.4)

Diluted earnings (loss) per share	$0.46	$(0.48)	$0.95	$(0.35)

Diluted weighted average number of shares outstanding	443.2	384.2	440.3	382.2

Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended May 31		Favorable/ (Unfavorable)		Year ended May 31		Favorable/ (Unfavorable)
	2007	2006	Amount	%	2007	2006	Amount	%
Net sales:
Phosphates	$959.7	$805.8	$153.9	19%	$3,203.9	$3,097.5	$106.4	3%
Potash	494.0	328.3	165.7	50%	1,478.9	1,155.9	323.0	28%
Nitrogen	33.3	52.2	(18.9)	(36)%	129.1	143.4	(14.3)	(10)%
Offshore	308.9	236.8	72.1	30%	1,355.6	1,238.9	116.7	9%
Corporate/Other (a)	(111.5)	(91.6)	(19.9)	22%	(393.8)	(329.9)	(63.9)	(19)%

	$1,684.4	$1,331.5	$352.9	27%	$5,773.7	$5,305.8	$467.9	9%

Gross margin:
Phosphates	$266.9	$39.9	$227.0	569%	$431.7	$247.7	$184.0	74%
Potash	174.8	100.1	74.7	75%	413.9	351.6	62.3	18%
Nitrogen	1.0	6.4	(5.4)	(84)%	13.9	16.5	(2.6)	(16)%
Offshore	30.3	15.7	14.6	93%	78.7	44.9	33.8	75%
Corporate/Other (a)	(16.8)	4.1	(20.9)	(510)%	(12.1)	(23.3)	11.2	48%

	$456.2	$166.2	$290.0	174%	$926.1	$637.4	$288.7	45%

Operating earnings (loss):
Phosphates	$234.3	$(271.1)	$505.4	(186)%	$311.2	$(142.8)	$454.0	(318)%
Potash	162.2	83.8	78.4	94%	368.2	309.8	58.4	19%
Nitrogen	(1.7)	4.7	(6.4)	(136)%	5.3	11.2	(5.9)	(53)%
Offshore	7.3	10.3	(3.0)	(29)%	(1.0)	(20.8)	19.8	95%
Corporate/Other (a)	(42.3)	(12.7)	(29.6)	233%	(67.4)	(55.5)	(11.9)	(21)%

	$359.8	$(185.0)	$544.8	(294)%	$616.3	$101.9	$514.4	505%

(a)	Includes elimination of intercompany sales.

Key Statistics

The Mosaic Company	(unaudited)

	Three months ended May 31		Favorable/ (Unfavorable)		Year ended May 31		Favorable/ (Unfavorable)
	2007	2006	Amount	%	2007	2006	Amount	%
Sales volumes
(000 metric tonnes) (a):
Phosphates (b)	2,234	2,699	(465)	(17)%	8,902	10,095	(1,193)	(12)%
Potash (c)	2,570	1,720	850	49%	7,907	6,499	1,408	22%

Average price per metric tonne:
DAP (d)	$338	$248	$90	36%	$264	$245	$19	8%
Potash (d)	146	141	5	4%	141	140	1	1%
Ammonia (e)	375	355	20	6%	331	343	(12)	(3)%
Sulfur (long ton) (e)	59	77	(18)	(23)%	65	74	(9)	(12)%

Exchange rate at period end of the Canadian Dollar	$1.069	$1.100

(a)	Sales volumes include tonnes sold captively.
(b)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for non-Mosaic members.
(c)	Potash volumes exclude tonnes mined under a long-term third party tolling arrangement
(d)	FOB plant/mine.
(e)	Delivered Tampa

The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to net earnings:

EBITDA Calculation

	Three months ended May 31		Year ended May 31
	2007	2006	2007	2006
	(dollars in millions)		(dollars in millions)
Net earnings (loss)	$202.6	$(180.9)	$419.7	$(121.4)
Interest expense, exclusive of amortization*	30.3	50.7	172.9	197.7
Income taxes	85.3	(61.2)	123.4	5.3
Depreciation, depletion & amortization	93.9	84.7	329.4	324.1
Amortization of debt refinancing and issuance costs	0.9	(0.3)	3.9	3.4
Amortization of fair market value adjustment of debt	(1.1)	(12.2)	(27.2)	(47.9)
Amortization of mark-to-market contracts	(4.1)	(4.4)	(16.2)	(17.5)

EBITDA	$407.8	$(123.6)	$1,005.9	$343.7

*	Interest expense in this table is exclusive of amortization of debt refinancing and issuance costs and amortization of fair market value adjustment of debt and is net of interest income.

The Company has presented above EBITDA, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. Because not all companies use identical calculations, our calculation of EBITDA may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA as presented in this press release is different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

EBITDA is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, Mosaic’s management believes that our presentation of EBITDA affords them greater transparency in assessing our financial performance. EBITDA should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

The Mosaic Company	(unaudited)

The following table summarizes the calculation of Total Debt to Capitalization:

Debt to Capitalization Calculation

	May 31 2007	May 31 2006
	(dollars in billions)	(dollars in billions)
Numerator
Total debt	$2.4	$2.6

Denominator
Book value of equity	$4.2	$3.5
Total debt	2.4	2.6

Capitalization	$6.6	$6.1

Total debt to total capitalization	36.4%	42.6%